Exhibit 99.1

TOYS“R”US, INC. ANNOUNCES PRICING OF $350 MILLION SENIOR SECURED

NOTES DUE 2016

WAYNE, NJ – August 16, 2010 –Toys“R”Us, Inc. announced today the pricing of $350 million aggregate principal amount of senior secured notes due 2016 to be issued by its direct wholly-owned subsidiary, Toys“R”Us – Delaware Inc. (the “Issuer”). The notes will have an interest rate of 7.375% per annum and are being issued at par. The Issuer intends to use the cash proceeds from the offering of the notes, together with the proceeds from its recently announced $700 senior secured term loan due 2016, to repay its existing $800 million senior secured term loans due 2012 and $181 million senior unsecured term loans due 2013, to pay fees and expenses incurred in connection with this offering and for general corporate purposes. The notes are solely the obligation of the Issuer and the guarantors and are not obligations of, or guaranteed by, Toys“R”Us, Inc. The closing of the offering of the notes is conditioned, among other things, on the closing of the senior secured term loan due 2016.

The notes will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act. This release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. These statements are subject to risks, uncertainties, and other factors, including among others, competition in the retail industry, seasonality in Toys“R”Us, Inc.’s business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and internationally, the Issuer’s, and Toys“R”Us, Inc.’s ability to implement their strategy, their respective substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in the Issuer’s and Toys“R”Us, Inc.’s respective debt agreements, availability of adequate financing, changes in laws that impact the business of the Issuer, and Toys“R”Us, Inc’s., dependence on key vendors for Toys“R”Us, Inc.’s merchandise, domestic and international events affecting the delivery of toys and other products to Toys“R”Us, Inc.’s stores, and economic, political and other developments associated with Toys“R”Us, Inc.’s international operations. Risks associated with forward-looking statements are more fully described in Toys“R”Us, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and neither the Issuer nor Toys“R”Us, Inc. undertake the obligation to update these statements in light of subsequent events or developments.

For more information please contact:

Toys“R”Us, Inc.

Kathleen Waugh

Phone: (973) 617-5888